EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Supernus Announces Issuance of Third US Patent Protecting Oxtellar XR®

Rockville, MD, January 7, 2014 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today announced the issuance of a third patent (number 8,617,600) by the United States Patent and Trademark Office (USPTO) covering Oxtellar XR®, its novel once-daily extended-release oxcarbazepine product. The patent was issued by the USPTO on December 31, 2013. It provides protection for the product with expiration that is no earlier than 2027.

“We are committed to building our intellectual property protection for our products to ensure longevity of our assets. We now have patent protection on Oxtellar XR® through three issued U.S. patents and on Trokendi XR™ through two issued U.S. patents,” said Jack A. Khattar, President and CEO of Supernus.

Supernus has several additional patent applications for extended-release topiramate and extended- release oxcarbazepine pending in other geographic regions.

About Oxtellar XR®

Oxtellar XR is the only approved novel once-daily extended release formulation of oxcarbazepine for the treatment of epilepsy. It is an antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The product is available in 150 mg, 300 mg and 600 mg extended-release tablets.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR™ (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential of Oxtellar XR and Trokendi XR and intellectual property protection. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, and competition in the market. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013

and under the caption “Risk Factors” and the updates to these risk factors in the Company’s quarterly report form 10-Q that was filed with the Commission on August 15, 2013. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591